Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We have issued our report dated March 6, 2005, accompanying the consolidated financial statements of Caliber Associates, Inc., contained in the Registration Statement on Form S-1 and related Prospectus of ICF International, Inc. We consent to the use of the aforementioned report in the Registration Statement on Form S-1 and related Prospectus of ICF International, Inc. and to the reference to our firm under the headings “Selected consolidated financial data” and “Experts” in the Prospectus.

/s/ ARGY, WILSTE & ROBINSON, P.C.

Argy, Wilste & Robinson, P.C.

Tysons Corner, Virginia

September 7, 2006